SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                            TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported):
                       September 7, 2004 (August 31, 2004)


                          Trinity Learning Corporation
             (Exact Name of Registrant as Specified in Its Charter)

                                      Utah
                 (State of Other Jurisdiction of Incorporation)


                  0-8924                                  73-0981865
         (Commission File Number)             (IRS Employer Identification No.)


            1831 Second Street
           Berkeley, California                              94710
 (Address of Principal Executive Offices)                 (Zip Code)


                                 (510) 540-9300
               (Registrant's Telephone Number, Including Zip Code)


          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01   Entry into a Material Definitive Agreement

On August 31, 2004, we entered into a series of agreements with Laurus Master Fund, Ltd. ("Laurus") whereby we issued to Laurus (i) a secured convertible term note ("Note") in the principal amount of $5.5 million and (ii) a five-year warrant ("Warrant") to purchase up to 1,600,000 shares of our common stock at a price of $0.81 per share. Of the Note proceeds, $4,491,000 was deposited in a restricted account as security for the total loan amount and for use by us to make acquisitions as approved by Laurus. We also agreed to pay, out of the Loan proceeds, the sum of $214,500 to Laurus Capital Management, LLC, the manager of Laurus, and the sum of $44,500 to Laurus as reimbursement for Laurus' legal fees and expenses incurred in connection with the transaction.

The principal amount of the Note carries an interest rate of prime plus two percent, subject to adjustment, and we must make monthly payments of at least $22,000, commencing November 1, 2004, toward the outstanding non-restricted principal amount. This monthly payment amount will be increased proportionately if and when funds are released from the restricted account. The Note is secured by all of our assets and the assets of our U.S. subsidiary, TouchVision, Inc. and by a pledge of our stock in TouchVision, Inc.

The principal amount of the Note and accrued interest thereon is convertible into shares of our common stock at a price of $0.72 per share, subject to anti-dilution adjustments. Under the terms of the Note, the monthly principal payment amount of approximately $22,000.00, plus the monthly interest payment (together, the "Monthly Payment"), is payable in either cash or, if certain criteria are met, including the effectiveness of a current registration statement covering the shares of our common stock into which the Note is convertible, through the issuance of our common stock. Laurus has the option to convert the entire principal amount of the Note, together with interest thereon, into shares of our common stock, provided that such conversion does not result in Laurus beneficially owning more that 4.99% of our outstanding shares of common stock. We have agreed to register all of the shares that are issuable upon conversion of the Note or exercise of the Warrant.

We have granted Laurus a right of first refusal with respect to any debt or equity financings, and Laurus has the right to loan to us up to an additional $2.2 million, within 270 days of closing, on the same terms and conditions as contained in the Laurus agreements pertaining to the Note and Warrant.

Item 3.02   Unregistered Sales of Equity Securities

On August 31, 2004, we issued the Note and the Warrant described under Item 1.01 above. The issuance of these securities was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to one entity, and we restricted transfer of the securities in accordance with the requirements of the Securities Act. The recipient of the securities represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the instruments issued in such transactions.

Item 7.01   Regulation FD Disclosure

On August 13, 2004, we filed a registration statement on Form SB-2 with the Securities & Exchange Commission, covering the resale of approximately 27 million common shares held by a number of our stockholders. We currently expect the registration statement to go effective shortly after the filing of our annual report on Form 10-KSB, which is due to be filed in late September.


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

Item 9.01   Financial Statements and Exhibits

      (c)   Exhibits

            The following exhibits are filed with this Current Report on Form
            8-K:

      Exhibit
       Number                            Description
      -------                            -----------

        10.1 Securities Purchase Agreement dated August 31, 2004 between Trinity Learning Corporation and Laurus Master Fund, Ltd.

        10.2 Restricted Account Agreement dated August 31, 2004 between North Fork Bank, Trinity Learning Corporation and Laurus Master Fund, Ltd.

        10.3 Restricted Account Letter Agreement dated August 31, 2004 between Laurus Master Fund, Ltd. and Trinity Learning Corporation

        10.4 Secured Convertible Term Note dated August 31, 2004 issued by Trinity Learning Corporation to Laurus Master Fund, Ltd.

        10.5 Common Stock Purchase Warrant dated August 31, 2004 issued by Trinity Learning Corporation to Laurus Master Fund, Ltd.

        10.6 Registration Rights Agreement dated August 31, 2004 between Trinity Learning Corporation and Laurus Master Fund, Ltd.

        10.7 Stock Pledge Agreement dated August 31, 2004 among Laurus Master Fund, Ltd., Trinity Learning Corporation and TouchVision, Inc.

        10.8 Master Security Agreement dated August 31, 2004 among Laurus Master Fund, Ltd., Trinity Learning Corporation and TouchVision, Inc.

        10.9 Subsidiary Guarantee dated August 31, 2004 among Laurus Master Fund, Ltd. and TouchVision, Inc.




                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     TRINITY LEARNING CORPORATION



Date: September 7, 2004              By: /s/ Douglas Cole
                                        ---------------------------------------
                                        Douglas Cole, Chief Executive Officer



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